Exhibit 99.1
PREMIER EXHIBITIONS, INC. ACQUIRES TITANIC-THEMED EXHIBITION IN ORLANDO;
BUILDS ON COMPANY’S EXTENSIVE AND ACCLAIMED TITANIC: THE ARTIFACT EXHIBITION
ATLANTA, October 18, 2011 — Premier Exhibitions, Inc. (Nasdaq: PRXI), a leading presenter of museum-quality touring exhibitions around the world, announced today it entered into an agreement to purchase the assets of a Titanic-themed exhibition (Titanic The Experience) in Orlando, Florida. The acquisition of Titanic The Experience enables Premier to immediately begin generating revenue in this established entertainment facility. In addition, the acquisition provides the Company with an existing multi-million dollar exhibition with minimal startup costs and an attractive ongoing cost structure relative to building a new Titanic themed exhibition in Orlando. As a result, the Company is able to enter a prime tourist destination market for a nominal initial investment.
“This acquisition provides a great opportunity to expand our semi-permanent installations into one of the preeminent tourist markets in the world,” said Christopher Davino, Premier Exhibitions, Inc. president and chief executive officer. “We look forward to enhancing Titanic The Experience and bringing an engaging exhibition that will not only capture the imagination of visitors but provide Orlando with an additional world-class entertainment destination.”
“Orlando is an extremely appealing market for entertainment revenue and this acquisition allows us to enter the city with an exhibition property we can operate immediately, without a large initial capital investment and with a lease assumed on attractive terms,” said Michael Little, Premier Exhibitions, Inc. chief financial officer. “We believe the Company can garner more revenue from this venue by adding assets from our exclusive collection of artifacts recovered from the wreck site, implementing a comprehensive marketing strategy and maximizing retail opportunities by creating another outlet for using our Titanic related merchandise. The Orlando exhibition will also benefit, like our other Titanic exhibitions, from the upcoming 100th anniversary of Titanic’s maiden voyage.”
Premier Exhibitions, Inc. is the owner of RMS Titanic, Inc., the only company permitted by law to recover objects from the wreck site of Titanic. Since 1987, RMS Titanic, Inc. has conducted eight research expeditions to the wreck site, exclusively recovering and conserving more than 5,500 artifacts from the debris field of the wreck 2.5 miles beneath the North Atlantic.
The current interactive Titanic-themed exhibition in Orlando is located in a 20,000 square foot space near Walt Disney World, Sea World, and Universal Studios on International Drive. The exhibition is divided into 17 galleries that offer full-scale re-creations of the ship’s most famous rooms, including her Grand staircase, First Class Parlor Suite, Boilers and Promenade Deck, where visitors can walk out and feel the Atlantic air while gazing at the stars. Trained actors in period costume portray Titanic notables such as Capt. Smith and Molly Brown, sharing stories of the liner’s passengers and crew during an hour-long guided journey aboard the most famous ship in history. An extensive Underwater Room is also showcased, displaying an eight-foot replica of Titanic as she appears on the bottom of the Atlantic, as well as artifacts and historical treasures from some of the most prestigious private collections in the world and on display for the first time. There is also movie memorabilia from the blockbuster James Cameron film “Titanic.”

The Company plans to enhance Titanic The Experience with components of its blockbuster Titanic: The Artifact Exhibition; including strategic design components as well as authentic, recovered artifacts from its collection. The Company also plans to launch a comprehensive marketing and publicity campaign to capture visitors and residents in the Orlando market.
Under the Company’s ownership, the exhibition will retain the current name Titanic The Experience.
About RMS Titanic, Inc. — a wholly owned subsidiary of Premier Exhibitions, Inc.
RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc., is the only company permitted by law to recover objects from the wreck of Titanic. The Company was granted Salvor-In-Possession rights to the wreck of Titanic by a United States Federal Court in 1994 and has conducted seven research and recovery expeditions to Titanic recovering more than 5,500 artifacts. In the summer of 2010, RMS Titanic, Inc., conducted a ground-breaking expedition to Titanic 25 years after its discovery, to undertake innovative 3D video recording, data gathering and other technical measures so as to virtually raise Titanic, preserving the legacy of the Ship for all time.
About Premier Exhibitions, Inc.
Premier Exhibitions, Inc. (Nasdaq: PRXI), located in Atlanta, Georgia, is a leading presenter of museum quality exhibitions throughout the world. Premier is a recognized leader in developing and displaying unique exhibitions for education and entertainment including “Titanic: The Artifact Exhibition”, “BODIES...The Exhibition” and “Dialog in the Dark”. Additional information about Premier Exhibitions, Inc. is available at the Company’s web site www.prxi.com.
Forward-Looking Statements
This press release contains information that may constitute “forward-looking statements,” which involve a number of risks and uncertainties. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Premier Exhibitions, Inc. has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. Management believes that these forward-looking statements are reasonable as and when made. However, such statements are dependent upon, and can be influenced by, a number of external variables over which management has little or no control, including but not limited to the factors described in Premier Exhibitions’ filings with the Securities and Exchange Commission, including the section of its Annual Report on Form 10-K for the year ended February 28, 2011 titled “Risk Factors.” These variables may affect Premier Exhibitions’ future results and cause those results to differ materially from those expressed in the forward-looking statements. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the performance that is ultimately achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.
Contact Info:
Investor Contact:
Michael J. Little
Chief Financial Officer
(404) 842-2600
michael.little@prxi.com
Media Contact:
Katherine Seymour
Vice President of Public Relations
(404)842-2600